 August 14, 2013

Liquid Holdings Group Reports Second Quarter 2013 Results

New York, New York – August 14, 2013 – Liquid Holdings Group, Inc. (NASDAQ: LIQD) (“Liquid” or the “Company”), a provider of cloud-based order and execution management, risk and reporting software solutions for the financial services community, today reported results for the second quarter ended June 30, 2013.

Financial Highlights for the Second Quarter of 2013

•	Software services revenue increased 8.2% quarter over quarter to $0.7 million

•	GAAP EPS of $(1.04)

•	Adjusted EPS of $(0.18)

•	Liquid completes its Initial Public Offering (“IPO”) on July 31, 2013

“We are pleased with our second quarter results and the recent completion of our IPO, and look forward to focusing our efforts on our sales and development plans. During the quarter, we continued to execute on our strategy by expanding our executive team and our sales team with several key hires, growing our customer base, and delivering important system enhancements and upgrades,” said Brian Storms, CEO of Liquid Holdings. “The growth and market acceptance we have achieved at such a formative stage of the Company’s development is a testament to the strength of our cloud based platform and unique SaaS business model.”

Second Quarter 2013 Results

Total revenue for the second quarter of 2013 was $1.4 million compared to $1.8 million in the first quarter of 2013. During the second quarter, Liquid exited the over-the-counter (“OTC”) brokerage business, which accounted for the decline in total revenue.

Software services revenue, however, increased during the second quarter of 2013 to $0.7 million, or 8.2%, from $0.6 million in the first quarter of 2013.

GAAP net loss for the second quarter of 2013 was $21.7 million, or $1.04 per basic share, compared to a net loss of $5.1 million, or $0.26 per basic share, in the first quarter of 2013. The net loss for the second quarter was due primarily to share-based compensation of $16.1 million and amortization of acquisition-related intangible assets of $1.8 million, both non-cash expenses on our statement of operations.

Excluding share-based compensation and amortization of acquisition-related intangible assets, as well as the related income tax effect of each, on a non-GAAP basis, adjusted net loss for the second quarter of 2013 was $3.8 million, or $0.18 per basic share, compared to an adjusted net loss of $2.4 million, or $0.12 per basic share, in the first quarter of 2013.

Cash used in operating activities totaled $4.0 million in the second quarter of 2013, compared to $2.7 million in the first quarter of 2013.

On July 26, 2013 Liquid priced its initial public offering of 3,175,000 shares of its common stock at $9.00 per share.

A reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth in the financial tables below.

Key Operating Metrics:

•	Liquid had 23 customers as of June 30, 2013 compared to 25 customers as of March 31, 2013 comprised of proprietary traders, small to mid-sized hedge funds and risk managers.

•	Total software units deployed rose to 385 as of June 30, 2013, up 9.7% from 351 units as of March 31, 2013.

About Liquid Holdings Group

Liquid Holdings Group, Inc. provides technology solutions and services to the global hedge fund and active trading markets. Liquid's solutions are delivered efficiently and securely through the cloud in a SaaS model. The Liquid platform was purpose built to manage the entire trade lifecycle by seamlessly integrating trade order management and execution with real-time risk, portfolio management and shadow account reporting through a single solution. The Company offers the Liquid platform or any of its components on a subscription basis to hedge fund managers, asset managers, family offices and financial institutions worldwide. Liquid will use its website, www.liquidholdings.com, as a means of disclosing important information and for complying with its disclosure obligations under Regulation FD.

Headquartered in New York City with offices in London and Aventura, Florida, Liquid Holdings Group was formed in 2012. For more information, please visit www.liquidholdings.com.

LIQD-F

Cautionary Statement Concerning Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “will,” “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of investments by us in our business and capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are not guarantees of performance. These statements are based on our beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for and our ability to market our products and services, the expansion of product offerings through new applications or geographically, the timing and cost of investments by us in our business and planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this release, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain.

Any forward-looking statements speak only as of the date of this release.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$345,466	$1,380,078
Note receivable from related party - QuantX Management, LLP	-	2,250,000
Deferred offering costs	7,090,303	3,476,427
Other receivable	1,271,662	1,637,075
Prepaid expenses and other current assets	211,547	119,417
Total current assets	8,918,978	8,862,997

Property and equipment, net	380,700	325,285

Other assets:
Due from related parties	359,030	359,030
Deposits	540,653	478,258
Other intangible assets, net of amortization	15,159,281	18,740,125
Goodwill	13,182,936	13,182,936
Total other assets	29,241,900	32,760,349

TOTAL ASSETS	$38,541,578	$41,948,631

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$5,940,766	$3,199,869
Due to related parties	285,486	61,873
Deferred income	13,838	2,062
Deferred tax liability	259,995	268,160
Total current liabilities	6,500,085	3,531,964

Long-term liabilities:
Deferred rent	90,036	51,338
Contingent consideration payable on Fundsolve acquisition	1,605,129	1,561,000
Deferred tax liability	253,059	429,100

Total liabilities	8,448,309	5,573,402

Commitments and contingencies

Members' equity:
Capital contributed	95,116,792	74,639,166
Accumulated deficit	(65,022,368)	(38,245,864)
Accumulated other comprehensive income (loss)	(1,155)	(18,073)
Total members’ equity	30,093,269	36,375,229

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$38,541,578	$41,948,631

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months	Period from	Six Months
	Ended	April 24, 2012 to	Ended
	June 30, 2013	June 30, 2012	June 30, 2013
Revenues:
Brokerage activities	$726,795	$163,551	$1,872,647
Software services	667,159	-	1,283,771
	1,393,954	163,551	3,156,418

Cost of revenues:
Brokerage activities	500,945	82,887	1,248,192
Software services	648,307	-	1,225,467
	1,149,252	82,887	2,473,659
Gross profit	244,702	80,664	682,759

Operating expenses:
Compensation	6,851,735	8,262,374	8,939,191
Consulting fees	11,630,299	2,822,466	11,955,031
Depreciation and amortization	1,824,903	184,750	3,649,245
Professional fees	425,591	1,127,876	1,002,138
Rent	316,627	125,611	607,321
Computer related and software development	223,293	47,914	331,322
Other	741,776	215,960	1,124,581
Total operating expenses	22,014,224	12,786,951	27,608,829
Loss from operations	(21,769,522)	(12,706,287)	(26,926,070)

Non-operating income (expense):
Unrealized loss on contingent consideration payable	(9,510)	-	(44,129)
Interest and other, net	(388)	10,719	9,489
Total non-operating expense	(9,898)	10,719	(34,640)
Loss before income taxes	(21,779,420)	(12,695,568)	(26,960,710)
Income tax benefit	112,231	34,278	184,206
Net loss	(21,667,189)	(12,661,290)	(26,776,504)
Other comprehensive income (loss):
Foreign currency translation	2,359	(7,144)	16,918
Total comprehensive loss	$(21,664,830)	$(12,668,434)	$(26,759,586)

Basic and diluted earnings (loss) per share	$(1.04)	$(1.01)	$(1.31)

Weighted average number of common shares outstanding during the period - basic and diluted	20,873,494	12,483,782	20,422,326

Supplemental Information to the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
Software services revenues from related parties	$552,020	$-	$1,086,053

Software services cost of revenues to related parties	$299,295	$-	$582,513

Share-based compensation included in compensation	$4,679,071	$8,121,888	$5,527,933

Share-based compensation included in consulting fees	$11,470,715	$2,404,992	$11,649,693

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months	Period from	Six Months
	Ended	April 24, 2012 to	Ended
	June 30, 2013	June 30, 2012	June 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(21,667,189)	$(12,661,290)	$(26,776,504)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized loss on contingent consideration payable	9,510	-	44,129
Depreciation and amortization expense	1,824,903	184,750	3,649,245
Share-based compensation	4,679,071	8,121,888	5,527,933
Share-based payments for consulting services	11,470,715	2,404,992	11,649,693
Other	16,678	4,878	32,883
Deferred tax benefit	(112,231)	(34,278)	(184,206)
Changes in operating assets and liabilities	(289,048)	1,423,625	(676,702)
NET CASH USED IN OPERATING ACTIVITIES	(4,067,591)	(555,435)	(6,733,529)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(4,390)	(5,943,731)	2,152,845

NET CASH PROVIDED BY FINANCING ACTIVITIES	250,000	11,250,000	3,550,000

Effect of exchange rate changes on cash	1,251	(7,144)	(3,928)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,820,730)	4,743,690	(1,034,612)

CASH AND CASH EQUIVALENTS - Beginning	4,166,196	-	1,380,078

CASH AND CASH EQUIVALENTS - Ending	$345,466	$4,743,690	$345,466

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Unaudited)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Non-GAAP adjusted net loss excludes share-based compensation and amortization of acquisition-related intangible assets, as well as the related income tax effect. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, the adjustments to our GAAP financial measures reflect the exclusion of items, specifically share-based compensation expense, amortization of acquisition-related intangible assets and the related income tax effect, that are recurring and will be reflected in our financial results for the foreseeable future as well as non-recurring that we do not expect to report going forward. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures.

We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business.

	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	June 30, 2013	March 31, 2013	June 30, 2013
Net loss	$(21,667,189)	$(5,109,315)	$(26,776,504)
Share-based compensation[1]	16,149,786	1,027,840	17,177,626
Amortization of acquired intangibles[2]	1,798,416	1,799,570	3,597,986
Related income tax effect[3]	(110,706)	(71,038)	(181,744)
Adjusted net loss	$(3,829,693)	$(2,352,943)	$(6,182,636)

Basic and diluted loss per share	$(1.04)	$(0.26)	$(1.31)
Net effect of pro forma adjustment	0.86	0.14	1.01
Adjusted basic and diluted loss per share	$(0.18)	$(0.12)	$(0.30)

Weighted average number of common shares outstanding during the period - basic and diluted	20,873,494	19,966,153	20,422,326

1 Represents recurring share-based compensation expense, as well as non-recurring share-based compensation expense from the sale or transfer of common shares by the Company, its founders and certain employees that were below fair value or for no monetary consideration which were accounted for as share-based compensation in accordance with GAAP.

2 Represents the amortization of acquisition-related intangible assets.

3 Represents the tax effect on the reduction to share-based compensation and amortization in footnotes (1) and (2) above.

Contacts:

Investor Relations: Monica Gould, The Blueshirt Group +1 212 871-3927 monica@blueshirtgroup.com	Media Relations: Kim Hughes, The Blueshirt Group +1 415 516-6187 kim@blueshirtgroup.com